Michael B. Heeley
October 7, 2014

Bradford Cooke
Chairman
Santa Fe Gold Corporation
Suite 301, 700 West Pender Street
Vancouver, BC, Canada
V6C 1G8
     Re: Resignation from Board of Directors

Dear Brad:

     With regret, I hereby resign as a member of the Board of Directors of Santa Fe Gold Corporation, as well as from its Audit Committee, Compensation Committee and Independent Special Committee, effective immediately.

     For the past year, notwithstanding significant challenges, I dutifully served the interests of Santa Fe and its stockholders to the best of my abilities. However, I believe that the current management team neither welcomes nor appreciates constructive independent advice. As such, I believe that my ability to effectively serve Santa Fe in the future is compromised.

     Please note that I completed my agreed oneyear term, that I am not being paid agreed compensation for my director services and that after my resignation, Santa Fe will still have a functioning Independent Special Committee.

     I wish you and the rest of the Santa Fe board the best of luck on an interesting journey.

Yours truly,

/s/ Michael B. Heeley